Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX ANNOUNCES COMPLETION OF FIRST XIFAXAN®

TRAVELERS’ DIARRHEA PREVENTION STUDY

—Study Results Highly Statistically Significant (p<0.0001) —

Raleigh, NC – January 4, 2006 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced the successful completion and outcome of its first Phase III study to evaluate the efficacy and safety of XIFAXAN® (rifaximin) tablets 200 mg for the prevention of travelers’ diarrhea (TD).

XIFAXAN, a gut selective, non-systemic, virtually non-absorbed (< 0.4%) oral antibiotic, is currently approved for the treatment of travelers’ diarrhea caused by noninvasive strains of E.coli in patients 12 years of age and older. Data from previous studies carried out in Mexico, Guatemala, Jamaica, India and Kenya have found XIFAXAN to be effective as a treatment for TD. A review of travelers’ diarrhea in the June 2005 issue of The Lancet suggests that XIFAXAN as a preventative agent may represent a viable alternative to currently available systemic antibiotics.

In May 2005 the Annals of Internal Medicine reported results of an investigator-initiated trial in which Dr. Herbert DuPont, University of Texas-Houston, Baylor School of Medicine evaluated XIFAXAN in preventing travelers’ diarrhea. The Company-sponsored, Phase III trial, reported today, was conducted to replicate and confirm the results of the investigator-initiated trial.

This Company-sponsored, 210-subject, Phase III trial was designed to evaluate the efficacy and safety of 600 mg XIFAXAN, dosed three 200 mg tablets once a day for 14 days, versus placebo in preventing travelers’ diarrhea. The trial enrolled travelers to Mexico with 106 receiving XIFAXAN and 104 receiving placebo. The primary endpoint was defined as the relative risk of TD during the 14-day treatment period for XIFAXAN compared to placebo, based upon time to first unformed stool associated with TD. In this trial, 84 percent of XIFAXAN-treated travelers remained free from TD versus 50 percent of placebo-treated travelers. This result was found to be highly statistically significant (p<0.0001).

“The results of this trial are a very important step forward in our pursuit of a prevention of travelers’ diarrhea indication for XIFAXAN,” stated Bill Forbes, Pharm. D., Vice President, Research and Development, and Chief Development Officer, Salix. “We are very pleased with the outcome of this trial and look forward to initiating a second trial during the first quarter of 2006.”

ABOUT TRAVELER’S DIARRHEA

Travelers’ diarrhea affects approximately 20 million people annually, putting them in bed for a day or more while decreasing their energy for considerably longer. TD may be defined as the passage of three or more unformed stools over a 24-hour period and is often accompanied by nausea, abdominal pain and fecal urgency. Recent research appears to suggest that an acute bout of TD may result in long-term consequences such as chronic constipation or more seriously, post infectious-Irritable Bowel Syndrome.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

XIFAXAN® (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥ 12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

XIFAXAN® is licensed from Alfa Wassermann SpA.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information on Salix please call 919-862-1000 or visit www.salix.com. Information on the web site is not incorporated in Salix’s SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, specifically, risks relating to clinical trials and regulatory review, intellectual property risks and uncertainty of market acceptance of Xifaxan for prophylaxis of TD. The reader is referred to the documents that Salix files from time to time with the Securities and Exchange Commission.